Exhibit 99.1

Pinnacle Airlines Corp. Announces Expansion
of Partnership with Continental Airlines

Exercises Options on 15 Q400 NextGen Aircraft

Memphis, Tenn. (January 15, 2009) – Pinnacle Airlines Corp. (PNCL) (NASDAQ: PNCL) announced today that it has entered into an agreement with Continental Airlines to increase the number of Q400 aircraft operated by Colgan Air, Inc. (“Colgan”), PNCL’s wholly owned subsidiary, as a Continental Connection carrier.  Colgan will purchase and take delivery of 15 additional Q400 aircraft to be operated under the capacity purchase agreement (the “CPA”) between Continental Airlines and Colgan.  The aircraft will be delivered between August 2010 and April 2011.

“We are grateful for the confidence Continental Airlines places in our People and the Q400,” said Philip H. Trenary, President and Chief Executive Officer of Pinnacle Airlines Corp.  “The Q400 is a perfect addition for Continental and a financially sound move for Colgan as we grow our fleet to compete in a cost-conscious environment.”

Each aircraft will be operated for a period of ten years under the CPA subject to the existing rates, terms and conditions of the CPA, provided that certain rates paid to Colgan will increase commensurate with the increase in the purchase price of the aircraft.  Upon delivery of these aircraft, Colgan will operate 30 Q400 aircraft under its CPA as a Continental Connection carrier.

In connection with this transaction, PNCL has arranged for a financing commitment from a lender to finance up to 85% of the purchase price of each aircraft and to finance most predelivery payments required to be made to the manufacturer between now and the time of delivery.  All cash payments that are required to be made to the manufacturer prior to the second quarter of 2010 will be financed subject to this financing commitment.  The financing commitment contains standard provisions related to PNCL’s financial condition that must be met prior to requesting draws.  In addition, PNCL expects to pursue lease financing to reduce its capital requirements associated with the acquisition of these aircraft.

PNCL also obtained 15 optional delivery slots exclusively for Continental for Q400 aircraft delivering in 2013, subject to PNCL obtaining commercially reasonable financing for the option aircraft.  PNCL still retains 15 options for Q400 aircraft delivering in 2011 that it may market to other major U.S. airlines.

The Q400 seats 74 passengers, but consumes about 25 percent less fuel than a 76-seat jet, making it more environmentally friendly.  The noise and vibration canceling technology make this turboprop ride more like a jet.  Its capabilities provide real advantages in congested areas such as Newark and LaGuardia airports.  These 15 aircraft will be configured with the Q400 NextGen cabin interior, which includes larger overhead storage bins, improved lighting, and modifications to increase the size of the cabin to enhance passenger comfort.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates a fleet of 139 regional jets in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands as Northwest Airlink and Delta Connection.  Colgan Air, Inc. operates a fleet of 51 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly over 1,000 daily flights and transport 13 million passengers a year to 144 cities and towns in North America.  The corporate headquarters is located in Memphis, Tenn.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, LaGuardia, Memphis and Minneapolis.  Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162
www.pncl.com